Exhibit 10.4

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Agreement”), dated as of May 12, 2020 (the “Effective Date”), is entered into by and between BITWISE INVESTMENT ADVISERS, LLC (the “Sponsor”) on behalf of BITWISE 10 CRYPTO INDEX FUND, a Delaware statutory trust (the “Fund”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with the Fund, the “Parties”; each, the “Party”).

1. Appointment of AST as Transfer Agent and Registrar.

(a) The Fund hereby appoints AST, and AST hereby accepts such appointment, to act as sole transfer agent and registrar (the “Transfer Agent”) for the shares of the Fund and for any other securities of the Fund as requested in writing by the Fund from time to time (the “Shares”). AST shall perform only those duties and obligations that are specifically set forth in this Agreement, including on Schedule 1, and no implied duties and obligations shall be read into this Agreement against AST.

(b) On or immediately after the Effective Date, the Fund shall deliver to AST the following: (i) incumbency certificates of the officers of the Fund who are authorized to deliver written instructions and requests on behalf of the Fund to AST; (ii) copies of the organizational documents of the Fund, certified by the corporate secretary or similar authorized officers of the Fund; (iii) a schedule that lists the class of the Shares, the par value of the Shares, and the number of authorized Shares; and (iv) all documentation or information reasonably requested by AST that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “KYC/AML Requirements”). The Fund hereby acknowledges that it shall be the sole responsibility of the Fund to ensure compliance with the all KYC/AML Requirements with respect to the Shareholders (as defined below) that make primary investments into the Fund.

(c) The Fund shall promptly advise AST in writing of any change in the capital structure of the Fund, and the Fund shall promptly provide AST with resolutions of Bitwise Asset Management, the Fund’s sponsor (the “Sponsor”) authorizing any recapitalization of the Shares or change in the number of issued Shares. Further, the Fund shall advise AST reasonably promptly of any material amendment or supplement to any information or materials provided by the Fund to AST and shall provide such material amendment or supplement to AST as soon as reasonably practicable.

(d) The Fund hereby authorizes AST to establish and AST agrees to establish a program (the “DRS Sale Program”), through which the holders of one or more Shares (the “Shareholders”) may elect to sell any Shares held in book-entry form through the Direct Registration System operated by the Depository Trust & Clearing Corporation. The Fund shall not be charged by AST for establishing or administering the DRS Sale Program, and AST shall be entitled to charge a transaction fee as set forth on Schedule 2 to any Shareholder that elects to sell Shares through the DRS Sale Program. The Fund hereby appoints AST, and AST hereby accepts such appointment to act as the administrator of the DRS Sale Program.

2. Term. The initial term of this Agreement shall be five (5) years from the date hereof, and this Agreement shall automatically renew for additional five-year successive terms (each, a “Term”) without further action of the Parties, unless (i) written notice is provided by either Party at least ninety (90) days prior to the end of the initial or any subsequent five-year period or (ii) the Agreement is terminated pursuant to Section 9.

3. Fees; Expenses.

(a) As consideration for the services listed on Schedule 1 (the “Services”), the Fund shall pay to AST the fees set forth on Schedule 2 (the “Fees”). If the Fund requests that AST provide additional services not contemplated hereby, the Fund shall pay to AST fees for such services at AST’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b) The Fund shall reimburse AST for all reasonable and documented expenses incurred by AST (including, without limitation, reasonable and documented fees and disbursements of outside counsel, but only to the extent that the Sponsor has provided prior written approval regarding the engagement by AST of such outside counsel) in connection with the Services (the “Expenses”); provided, however, that AST reserves the right to request advance payment for any out-of-pocket expenses. The Fund agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from AST.

(c) The Fund agrees and acknowledges that AST may adjust the Service Fees annually, on or about each anniversary date of this Agreement, by five percent (5%).

(d) Upon termination of this Agreement for any reason, AST shall assist the Fund with the transfer of records of the Fund held by AST. AST shall be entitled to record transfer services fee of $8,500 and reimbursement of any reasonable Expenses for the preparation and delivery of such records to the successor agent or to the Fund, and for maintaining records that are received after the termination of this Agreement (the “Record Transfer Services”).

4. Representations and Warranties of the Fund.

(a) The Fund represents and warrants to AST that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Fund; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Fund, enforceable against the Fund in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b) All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. Except as in accordance with Section 4(c), all such Shares are or shall be duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Any Shares that are not registered under the Securities Act and the Exchange Act are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act and the Exchange Act, and such Shares bear or shall bear the applicable restrictive legends. Upon the Shares no longer being deemed restricted securities pursuant to Rule 144, the Fund shall deliver to AST a blanket legal opinion in form and substance reasonably satisfactory to AST. In addition, upon any transfer of Shares subject to a transfer restriction, the Fund shall deliver to AST a legal opinion in form and substance reasonably satisfactory to AST.

5. Representations and Warranties of AST.

(a) AST represents and warrants to the Fund that (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of AST; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of AST, enforceable against AST in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b) There is no pending or, to the best of its knowledge, threatened, action, suit or proceeding before or by any court or other governmental body, or any regulatory investigation by the Securities and Exchange Commission or other regulatory authority, to which AST or its assets is subject, which might reasonably be expected to materially adversely affect AST’s ability to perform under this Agreement.

(c) AST will comply with all applicable laws, rules, and regulations of any jurisdiction in which it undertakes any activities under this Agreement in all material respects.

(d) AST has obtained and will maintain all necessary consents, permits, licenses, and other authorizations (together, “Authorizations”) required to conduct AST’s business in any relevant jurisdiction or in order to perform its services hereunder. AST will provide to the Fund, upon its request, a copy of any such Authorization.

6. Reliance.

(a) AST shall be entitled to assume the validity of the issuance, presentation or transfer of Shares, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of Shares; provided, however, that AST may delay or decline to issue or transfer Shares if it determines in good faith and in its sole discretion that it is in the Fund’s and/or AST’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of Shares, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b) For the avoidance of doubt, AST shall not be responsible for any transfer or issuance of Shares that has not been effected by AST.

(c) Except to the extent that AST has actual knowledge to the contrary, AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in good faith reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) it believes in good faith to be an authorized officer, agent or employee of the Fund, unless the Fund has advised AST in writing that AST must act and rely only on written instructions of certain authorized officers of the Fund; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) other authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. AST may act and rely on the advice, opinions or instructions received from the Fund’s legal counsel. In the event that the Fund or its legal counsel is unavailable or does not respond to AST’s requests for legal advice, AST may seek the advice of AST’s own legal counsel (including its internal legal counsel), and AST shall be entitled to act and rely in good faith on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by AST pursuant to such advice, opinion or instruction. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of the Fund without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(d) Except to the extent that AST has actual knowledge to the contrary, AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in good faith in reliance upon: (i) any writing or other instruction believed by AST in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST in good faith believes to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST is authorized to reject any transfer request that fails to satisfy AST’s internal procedures relating to the transfer of Shares. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions of a Shareholder or its representatives without responsibility for independent verification thereof and shall not assume responsibility for the accuracy or completeness of such instructions.

(e) AST may rely on, and shall be protected and incur no liability in acting or refraining from acting in good faith in reliance upon: (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (ii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

7. Unclaimed Property.

(a) To the extent required by applicable unclaimed property laws or if requested by the Fund, AST will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be are deemed abandoned or otherwise subject to unclaimed property law. Such services will include (without limitation) (i) identification of unclaimed or abandoned property, (ii) preparation of unclaimed or abandoned property reports, (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments, (iv) completion of required due diligence notifications, (v) responses to inquiries from Shareholders relating to unclaimed or abandoned property, and (vi) such other services as are reasonably be necessary to comply with unclaimed property laws or regulations. The Fund shall assist and cooperate with AST as reasonably necessary in connection with the performance of the services described in this Section. AST shall assist the Fund in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Fund or (y) requests for the confirmation of names of owners of unclaimed or abandoned property.

(b) The Fund acknowledges and agrees that AST may use a shareholder locating service provider (the “Locating Service Provider”) to locate and contact Shareholders (or their surviving relatives, joint tenants or heirs, as applicable) to assist them in preventing the escheatment of applicable Shares and related unclaimed or abandoned property. The Fund shall not be charged by AST or the Locating Service Provider for such services. The Locating Service Provider shall inform the Shareholders that they may elect (x) to contact AST at no charge other than at AST’s applicable fees or (y) to utilize the services of the Locating Service Provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

8. Confidentiality.

(a) “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its Affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the shareholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b) “Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” shall have corresponding meanings.

(c) Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement. The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure; provided, however, that this clause shall not require AST to notify the Fund of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure); or (iii) upon reasonable determination by the Receiving Party’s counsel that such disclosure is required in order to fulfill public reporting obligations, including disclosure obligations imposed by the OTC Markets Group and the SEC. The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d) Upon the termination of this Agreement or upon the Disclosing Party’s written request, the Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving

Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause. Notwithstanding the foregoing, upon notice to the Disclosing Party, the Receiving Party may keep a copy of the Confidential Information after termination of this Agreement to the extent necessary for audit and/or regulatory purposes or to the extent required under applicable law.

9. Termination.

(a) Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within 45 days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”). If the Fund is the breaching Party, then, during the Cure Period, upon written notice to the Fund, AST may suspend the Services without terminating the Agreement. During the period of suspension of Services, AST shall have no obligation to act as Transfer Agent, it being understood that such suspension shall not affect AST’s rights and remedies hereunder.

(b) Either Party may terminate this Agreement, effective upon written notice to the other Party, if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, AST shall promptly invoice the Fund for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Fund shall pay all such Service Fees and Expenses to AST in accordance with the payment terms set forth in this Agreement.

(d) If the Fund terminates this Agreement pursuant to Section 2, then the Fund shall pay to AST (i) all amounts outstanding under this Agreement as of the date of such termination and (ii) AST’s then-customary fees for Record Transfer Services. If the Fund terminates this Agreement pursuant to Sections 9(a) or 9(b), then the Fund shall pay to AST all amounts outstanding under this Agreement as of the date of such termination, and AST shall not be entitled to any fees for Record Transfer Services. If AST terminates this Agreement pursuant to Sections 9(a) or 9(b) or the Fund terminates this Agreement for any reason other than pursuant to Sections 2, 9(a), or 9(b), then the Fund shall pay to AST (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) AST’s fee for Record Transfer Services.

10. Limitations on Liability.

(a) To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(b) Except in connection with the indemnification obligations herein, neither Party’s liability arising out of or in connection with the Services shall exceed the aggregate amount of all Service Fees paid under this Agreement during the twenty-four-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

11. Indemnity.

(a) The Fund hereby agrees to indemnify and hold harmless AST and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (“Losses”), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Fund or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to Losses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) AST hereby agrees to indemnify and hold harmless the Company from and against any and all Losses to which the Company may become subject arising out of or in connection with this Agreement and the Services to the extent that such Losses have resulted from the willful misconduct, bad faith or gross negligence of AST (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) The Party seeking indemnification hereunder (the “Indemnified Party”) agrees to notify the other Party (the “Indemnifying Party”) promptly of the assertion of any Proceeding for which it is seeking indemnification. At the Indemnifying Party’s election, unless there is a conflict of interest, the defense of the Indemnified Party shall be conducted by the Indemnifying Party’s counsel. Notwithstanding the foregoing, the Indemnified Party may employ separate counsel to represent it or defend the Indemnified Party in such Proceeding, and the Indemnifying Party will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if the Indemnified Party reasonably determines, based on the advice of its legal counsel, that there are defenses available to the Indemnified Party that are different from, or in addition to, those available to the Indemnifying Party, or if an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party makes representation by the Indemnifying Party’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Indemnifying Party will not be required to pay the fees and expenses of more than one separate counsel for the Indemnified Party in any jurisdiction in any single Proceeding. In any Proceeding the defense of which the Indemnifying Party assumes, the Indemnified Party shall be entitled to participate in such Proceeding and retain its own counsel at the Indemnified Party’s own expense.

(d) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Indemnifying Party’s written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any and all Losses by reason of such settlement or judgment in accordance with clause (a) above. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by the Indemnified Party, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to the Indemnified Party from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party.

12. Force Majeure. AST shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

13. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Fund:

Bitwise 10 Crypto Index Fund

c/o Bitwise Investment Advisers, LLC

300 Brannan Street, Suite 201

San Francisco, CA 94107

Attention: Teddy Fusaro

Email: teddy@bitwiseinvestments.com

With a copy to:

Wilson Sonsini Goodrich &Rosati

1700 K Street, Fifth Floor,Washington, DC 20006

Attention: Robert Rosenblum

Email: rrosenblum@wsgr.com

If to AST:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Management

With a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

14. Miscellaneous.

(a) The Fund acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Fund waives, to the fullest extent permitted by law, any claims that it may have against AST for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that AST shall have no liability (whether direct or indirect) to the Fund in respect of such a fiduciary duty claim.

(b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

(c) The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto. This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that AST may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of AST whether by merger, acquisition, or otherwise.

(d) This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by via email in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the Parties to the fullest extent permitted by law.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		BITWISE INVESTMENT ADVISERS, LLC on behalf of
BITWISE 10 CRYPTO INDEX FUND

By:	/s/ Michael A. Nespoli	By:	/s/ Hunter Horsley
	Name: Michael A. Nespoli		Name: Hunter Horsley
	Title: Executive Director		Title: President and Treasurer

Schedule 1

Services

Capitalized terms used herein and not defined have the meaning ascribed to such terms in the Agreement. Unless otherwise noted, AST will provide the following services:

ACCOUNT MAINTENANCE AND RECORDKEEPING

•	Open new accounts, consolidate and close Shareholder accounts

•	Annual record storage services (subject to an additional fee)

•	Maintain all Shareholder accounts

•	Process address changes, including seasonal addresses

•	Place, maintain and remove stop transfers

•	Post all debit and credit transactions

•	Perform social security solicitation

•	Handle shareholder and broker inquiries, including internet correspondence

•	Respond to requests for audit confirmations

•	Monthly report for all classes of securities in Microsoft Word and HTML formats (Excel format is subject to an additional fee)

STOCK AUDIT / CONTROL BOOK FUNCTIONS

•	Maintain accurate records of outstanding Shares

•	Respond to requests for audit confirmations

•	Provide web access to the total outstanding Unit balances

SECURITY ISSUANCE FUNCTIONS

•	Process all routine transfers

•	Post all debit and credit transactions

•	Create book entry Direct Registration System (“DRS”) positions

•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions

•	Interface electronically with DTC/CEDE & CO, including for all DTC-eligible common shares

•	Mail newly-issued DRS advices to Shareholders

•	Replace lost or stolen Stock Certificates upon Shareholder request

•	Process legal transfers and transactions requiring special handling

•	Provide, upon request, access to daily reports of processed transfers

•	Recording any restrictive legends provided by the Fund on records of the applicable Shares

REPORTING

•	Furnish, upon request, unlimited Shareholder list, sorted by Fund-designated criteria

LISTS AND MAILINGS

•	Enclose multiple proxy cards to same household in one envelope, if applicable (subject to additional fees)

•	Monitor and suppress undeliverable mail until correct address is located

•	Furnish shareholder lists, in any sequence

•	Provide geographical detail reports of all stocks issued/surrendered over a specific period

•	Provide mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1

•	Facilitate Deposit/Withdrawal At Custodian (“DWAC”) and original issuances initiated from the Fund’s desktop via Internet

•	Accept files for original issuances

•	Allow multiple requests to be submitted on the same form at the same time

•	Notify the Fund via email when matching broker instructions have not been received

•	Provide designated brokers the ability for brokers to log into the system and track the status of Fund-submitted items

•	Report daily and monthly transactions via e-mail

•	Enforce built-in security procedures

TECHNOLOGY AND INTERNET ACCESS

•	Retrieve account information (including checks) 24 hours a day, 7 days per week

•	Review frequently asked questions, including transfer requirements and corporate actions data

•	Download forms (e.g., affidavit of domicile, form W-8/W-9, letters of transmittal and stock power)

•	Change account addresses

•	Replace lost, stolen or uncashed checks

•	Obtain a duplicate Form 1099

•	Sign up for electronic delivery (e.g., for proxy materials)

•	Enroll to have dividends directed toward purchase of additional Shares

•	Send e-mail inquiries concerning Shareholder’s account, or conduct an online chat session with one of AST’s customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (“IVR”)

•	Obtain account-specific information, including account balance

•	Execute plan transactions, including sales and certification requests

•	Request a duplicate Form 1099, with delivery via mail or fax

•	Request a transfer package via mail or fax

•	Request forms to effect address changes, check replacements, and direct deposit enrollments

•	Obtain information pertaining to current corporate actions or other significant Fund events

SHAREHOLDER (INQUIRIES)

•	Distribute “welcome” material to new Shareholders (may incur reimbursable expenses)

•

Provide assistance to Shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including guidance through common transactions and explanations for transaction rejections and the corrective steps required to complete their request

•	Provide 24/7 account access via the internet and IVR telephonic system

•	Provide toll-free number for Shareholder-initiated telephone inquiries to AST’s call center

•	Oversee the fulfillment process for potential investors (if applicable)

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET

•

View and download detailed Shareholder data, including name, address of record, account number(s), number of Shares held in book-entry form, historical dividend-related information and cost basis reporting information

•	Obtain total outstanding Unit balances

[1]	Please note that AST does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

•	Utilize AST’s reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery

•	Issue stock options and effect delivery through the DWAC system

•	Update company profile and corporate information

CONTROL BOOKS TRACKING

•	Receive daily emails of control books information

•	Review current transactions affecting the number of outstanding Shares in a Fund-specified date range

PROXY CENTRAL

•	Proxy reports (either summarized or detailed) by proposal

•	Voting status on the 50 largest accounts

•	Shareholders attending the Fund annual meeting

•	DTC position listing

•	Broker voting detail

ANNUAL SHAREHOLDER MEETING

•	Process proxy votes for routine/non-routine meetings of the Fund

•	Imprint Shareholders’ name on proxy cards

•	[2]Mail material to Shareholders

•	Prepare and transmit daily proxy tabulation reports to the Fund by email

•	Provide certified Shareholder list in hard copy if requested

•	Facilitate proxy distribution mailing

DIVIDEND DISBURSEMENT

•	Confirm in writing that the dividend notice was received

•	Prepare and calculate dividend payments

•	Coordinate dividend checks and enclosures (if applicable) mailing to the Shareholders

•	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

•	Place stop payment orders on reported lost dividend checks

•	Issue replacement dividend checks/sales checks

•	Provide copies of paid dividend checks upon request (subject to additional fee)

•	Report annual dividend income to Shareholders on applicable Form 1099

•	File annual tax information electronically to the Internal Revenue Service

•	Withhold and remit backup withholding taxes as required by the Internal Revenue Service

•	Withhold foreign tax and file foreign tax reports as required by the Internal Revenue Service

•	Maintain custody and control of all undeliverable checks and forward returned items to Shareholders upon confirmation of a current address

•	Mail year-end tax information to plan participants and the Internal Revenue Service

UNCLAIMED PROPERTY

•	Analyze and identify unclaimed or abandoned property across each class of security (if applicable)

•	Prepare and distribute due diligence notices (may incur reimbursable expenses)

•	Prepare unclaimed or abandoned property reports (including null or negative reports, if applicable)

[2]	Please note that postage and processing fees will apply.

•	Deliver all unclaimed property and reports to the applicable jurisdictions

•	Respond to shareholder and state inquiries relating to unclaimed property filings

Schedule 2

Fees

PRIVATE OFFFERING AND CONVERSION
One-Time Fee	$	[***]
Assignment of Private Offering Specialist		Included
Conversion of existing Shareholder Data		Included
Coordination of working group as part of the offering		Included
Attendance at closing by telephone as requested		Included
Electronic delivery of Shares at time of closing		Included
Coordination of over-allotment of Shares (as needed)	$	[***]

CUSTODIAN AND PAYING AGENT ADMINISTRATION (per selling Shareholder)	$	[***]

ISSUER CENTRAL PLATFORM (1 license)		Included

ONGOING ADMINISTRATION OF TRANSFER AGENT AND REGISTRAR SERVICES
*Monthly Administration Fee – up to 1,000 registered holders	$	[***]
– with 1,001-2,500 registered holders	$	[***]
Annual Unclaimed Property Reporting (waived first two years of the initial term)	$	[***]
*Each additional class of security shall be $250 per month

TRANSFER AGENT SERVICES
Account Maintenance per Account		Included
Issuance and Registration of Shares		Included
Restricted/Preferred Accounts		Included
General Written Correspondence		Included
Shareholder Address Changes		Included
Customer Service – Telephone		Included
Research and Responding to Shareholder Inquiries		Included
Issuance of Restricted Transfers		Included
3DWAC Transfers (broker fees may apply)		Included
Non-Routine Transfers (including removal of legends and transfer of applicable Shares)		Included
Shareholder Internet Access		Included
Fund Internet Access		Included
DRS Sale Program – Transaction Fee (to be paid by the Shareholder)		Per transaction

[3]	Please note that AST does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

ANNUAL MEETING ADMINISTRATION SERVICES
Prepare Full Shareholder List as of Record Date	Included
Complete Reporting for Proxy Program	Included
Enclose and Mail Proxy Materials (mailing costs applied as out-of-pocket)	Included
Receive and Scan Returned Proxies	Included
Tabulate Proxies (Registered and Beneficial Holders – per vote fee applicable)	Included
Prepare and Verify Final Vote List	Included
Online access for Fund to monitor voting	Included
Omnibus Download of Proxy from DTC	Included
Inspector of Election (travel fees will be applied as out-of-pocket)	Available
Online & Telephonic Voting for Registered Shareholders	Available

MANAGEMENT REPORTING
Standard Reporting Suite	Included
Online Access to Management Reports	Included
Report Requirements determined at Conversion	Included

SPECIAL SERVICES

Services not included herein (including, without limitation, trustee and custodial services, exchange/tender offer services, stock dividend disbursement services, voluntary disclosure agreements and audit administration services relating to abandoned or unclaimed property) but requested by the Fund may be subject to additional charges.

OUT-OF-POCKET EXPENSES

All customary out-of-pocket expenses will be billed in addition to the foregoing fees. These charges include, but are not limited to, printing and stationery, freight and materials delivery, postage and handling.

The foregoing fees apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents.